Exhibit (a)(1)(C)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
AutoWeb, Inc.
at
$0.39 Net Per Share in Cash
Pursuant to the Offer to Purchase dated August 3, 2022
by
Unity AC 2, Inc.
a wholly-owned subsidiary of
Unity AC 1, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON AUGUST 30, 2022, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED

August 3, 2022

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Unity AC 2, Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Unity AC 1, LLC, a Delaware limited liability company (“Parent”), is offering to purchase all of the outstanding shares (the “Shares”) of common stock, par value $0.001 per share, of AutoWeb, Inc., a Delaware corporation (the “Company”), owned by the stockholders of the Company other than the Company and its wholly-owned subsidiaries and Parent and its wholly-owned subsidiaries, at a price of $0.39 per Share (the “Offer Price”), net to the seller thereof in cash, without interest and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 3, 2022 (the “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal”) (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Terms used but not defined herein shall have the meanings ascribed to such terms in the Offer to Purchase.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1. The Offer to Purchase dated August 3, 2022.

2. The Letter of Transmittal (including the Form W-9 included therein) for your use in accepting the Offer and tendering Shares and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

3. The Company’s Solicitation/Recommendation Statement on Schedule 14D-9.

4. A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of a nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON AUGUST 30, 2022, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 24, 2022 (the “Merger Agreement”), by and among Parent, Purchaser and the Company, under which,

after the satisfaction or waiver of certain conditions and the completion of the Offer, Purchaser will be merged with and into the Company in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) without a vote of the Company’s stockholders, with the Company continuing as the surviving corporation (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent (the “Merger”).

The Offer is conditioned upon the following conditions and other conditions, all as described in “The Tender Offer—Section 16. Conditions to the Offer” in the Offer to Purchase:

•

immediately prior to the expiration of the Offer, the number of Shares validly tendered and not validly withdrawn, together with any shares of Company Common Stock beneficially owned by Parent or any subsidiary of Parent, equals at least one share more than 50% of all shares of Company Common Stock then outstanding;

•

no governmental body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, temporary restraining order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which has the effect of prohibiting the consummation of the Offer or making the Offer or the Merger illegal, or otherwise prohibiting consummation of the Offer or the Merger, and nor shall any legal requirement have been promulgated, enacted, issued, or deemed applicable to the Offer or the Merger by any governmental body which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger;

•

since the date of the Merger Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect (as described in detail in “The Tender Offer—Section 16. Conditions to the Offer”); and

•	the Merger Agreement not having been terminated in accordance with its terms.

Consummation of the Offer is not conditioned on Purchaser or Parent obtaining financing.

The board of directors of the Company (the “Company Board”) has (a) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are advisable, fair to and in the best interest of, the Company and its stockholders; (b) declared it advisable to enter into the Merger Agreement; (c) approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger; (d) agreed that the Merger shall be effected pursuant to Section 251(h) of the Delaware General Corporation Law (the “DGCL”; and (e) recommended that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer (the “Company Board Recommendation”).

Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than MacKenzie Partners, Inc., which is acting as the information agent for the Offer (the “Information Agent”), and Computershare Trust Company, N.A, which is acting as the depositary for the Offer (the “Depositary”), as described in the Offer to Purchase, the fees and commissions of which will be paid by Parent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Parent or Purchaser for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof) or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares held through The Depository Trust Company, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the instructions contained in the Letter of Transmittal and in the Offer to Purchase.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of the Offer to Purchase. Requests for additional copies of the enclosed materials may be directed to the Information Agent.

Very truly yours,

Unity 2, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF PARENT, PURCHASER, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.